Exhibit 99.1

Republic First Bancorp, Inc. Highlights Positive Impact of Recent Strategic Initiatives and Provides Corporate Updates

PHILADELPHIA, May 15, 2023 (GLOBE NEWSWIRE) -- Republic First Bancorp, Inc. (NASDAQ: FRBK) (“Republic” or the “Company”), the parent company of Republic First Bank d/b/a Republic Bank (the “Bank”), today provided the below updates.

Based on the positive impact associated with new leadership’s initial strategic initiatives and other considerations, the Company’s Board of Directors (the “Board”) has determined that the Bank has an adequate capital position at this time. The Company’s recent initiatives include winding down both its New York City commercial lending business and mortgage origination business. These steps were taken to improve efficiency in the near-term and support profitable growth within core service markets over the long-term. In the coming weeks and months, new leadership intends to implement additional initiatives to advance its strategic realignment of the Bank.

On March 10, 2023, the Company announced a $125 million capital raise – which included commitments from seasoned community bank investor Castle Creek Capital and an affiliate of Cohen Private Ventures, LLC – that requires the participation of additional accredited investors. The Board has decided to wait for market conditions to stabilize before identifying additional participants to round out the capital raise on acceptable terms. Prior to reaching its determination, the Board worked with independent legal and financial advisors to evaluate the Bank’s near-term capital needs in the context of the recent market dislocation and in keeping with its duties.

Thomas X. Geisel, President and CEO of Republic First Bancorp, Inc., stated:

“The actions we have taken – and will continue to take – are laying the foundation for a more efficient, profitable business that can create enhanced value for all shareholders and stakeholders. While recent initiatives are already having a positive impact, they are just the first steps in our strategic realignment of the Bank. We remain focused on taking actions to preserve the Bank’s capital, strengthen our core business, and position us to identify additional investor commitments at the right time and on the right terms. Protecting Republic’s valued shareholders from excessive and unnecessary dilution is very important to us.”

About Republic Bank

Republic Bank is the operating name for Republic First Bank. Republic First Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its 34 offices located in Atlantic, Burlington, Camden, and Gloucester Counties in New Jersey; Bucks, Delaware, Montgomery and Philadelphia Counties in Pennsylvania and New York County in New York. For more information about Republic Bank, please visit myrepublicbank.com.

Forward Looking Statements

This press release, and oral statements made regarding the subjects of this release, contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing the Company’s ability to regain compliance with the Nasdaq listing requirements and future operating results are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2021 and other documents the Company files from time to time with the Securities and Exchange Commission (the “SEC”).

Important Additional Information

The Company intends to file a definitive proxy statement and may file a WHITE proxy card with the SEC in connection with the Company’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”) and, in connection therewith, the Company, certain of its directors and executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2022 ANNUAL MEETING. The Company’s definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at http://investors.myrepublicbank.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investors.myrepublicbank.com.

Contacts:

Longacre Square Partners
Joe Germani / David Reingold
jgermani@longacresquare.com / dreingold@longacresquare.com